Exhibit 16.1

November 20, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Petco Holdings, Inc. LLC (“Petco Holdings”), a consolidated, wholly owned subsidiary of PET Acquisition LLC (“PET Acquisition”), and, under the date of March 23, 2020, we reported on the consolidated financial statements of Petco Holdings as of and for the fiscal years ended February 2, 2019 and February 1, 2020. On July 6, 2020, we were dismissed as Petco Holdings’ auditor. We have read PET Acquisition’s statements included in its Form S-1 dated November 20, 2020, and we agree with such statements, except we are not in a position to agree or disagree with PET Acquisition’s statements regarding that (a) the appointment of Ernst & Young LLP (“Ernst & Young”) was approved by PET Acquisition’s audit committee on July 17, 2020 for Petco Holdings and on September 30, 2020 for PET Acquisition and (b) Ernst & Young was not consulted regarding either the application of accounting principles to a specified transaction or the type of opinion that might be rendered on Petco Holdings’ consolidated financial statements.

Very truly yours,

/s/ KPMG LLP